CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of MGT Capital Investments, Inc. and Subsidiaries on Form S3 (No. 33-185214 and No. 33-182298) of our report dated March 29, 2013, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012, which report is included in this Annual Report on Form 10-K to be filed on or about March 29, 2013.

/s/ EisnerAmper LLP

Edison, New Jersey

March 29, 2013